FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES PRELIMINARY
SECOND QUARTER FISCAL 2009 RESULTS

-------------------------------------------------------------------------------

          New York, New York (January 16, 2009) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced preliminary financial results for its second fiscal quarter ended December 31, 2008.

SECOND QUARTER PRELIMINARY RESULTS

          For the second fiscal quarter ended December 31, 2008, the Company currently expects to report net sales in the range of $365 million to $370 million, which is a decrease of 12.5% to 13.5%, or 9% to 10% excluding the unfavorable impact of foreign currency, as compared to the prior year second quarter.

          Net income for the second fiscal quarter ended December 31, 2008, excluding expenses related to the Liz Claiborne license agreement and restructuring expenses, is expected to range between $0.57 to $0.61 per diluted share, or $0.72 to $0.76 per diluted share, excluding the estimated unfavorable impact of foreign currency of approximately $0.15 per diluted share. This compares to prior guidance of $1.00 to $1.10 per diluted share, excluding an unfavorable impact of foreign currency of $0.11 per diluted share.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The consumer and retail environment worldwide was more challenging than we expected when we provided guidance in our first quarter earnings release the first week of November. The performance of our U.S. Elizabeth Arden prestige department store business was much weaker than we had anticipated, though consistent with overall trends experienced in this channel. Additionally, economic conditions in our higher margin travel retail and distributor markets worsened considerably in November and December, which negatively impacted our international results."

          "Our North America fragrance business fared relatively better, but shipments also were below what we had expected when we provided our guidance. While retail sales were generally consistent with our outlook for the holiday season for North American mass retailers, replenishment orders for this channel were below our expectations. Results also were impacted by our actions to limit credit risk by decreasing shipments to certain customers due to credit constraints at those customers. Despite the weak environment, we maintained operating profit and improved margins for our North America fragrance business as a whole for the first half of this fiscal year as compared to the prior year."

          Mr. Beattie continued, "While conditions remain extremely challenging, the strength of our multi-channel business model and brand portfolio led to increased market share in the North American fragrance market this quarter. We improved our already strong competitive position in the mass retail fragrance market, and with the addition of the Liz Claiborne brands in June, doubled our market share in the U.S. department store fragrance market. Notwithstanding the environment, we continued to invest in our key brands and have seen strong results in relative terms. The recently launched Viva la Juicy fragrance was this fall season's number one fragrance launch at U.S. prestige department stores at the fragrance counter, and the White Diamonds and Curve fragrances were once again the number one selling women's and men's prestige fragrances, respectively, at mass retailers."

          Mr. Beattie concluded, "Our priorities for the remainder of this fiscal year are to (i) reduce inventory in order to maximize cash flow, (ii) focus our advertising and promotional expenditures on the brands, markets and channels of distribution that provide the best return and eliminate marginal spending, (iii) re-assess new product innovation in light of the current environment and (iv) accelerate the cost savings and business process re-engineering initiatives related to our Global Efficiency Re-engineering project in order to position our business for improved profitability in fiscal 2010."

          Importantly, the Company ended the quarter with a strong balance sheet and expects to achieve its originally budgeted cash flow targets. Earlier this fiscal year, the Company increased the size of its bank credit facility to provide additional liquidity for working capital purposes as well as to position itself to take advantage of potential business opportunities. Availability under the bank credit facility at December 31, 2008 was $126 million, as compared to $121 million at the same time last year. The Company's bank credit facility expires on December 31, 2012, and the Company's only outstanding long-term debt, its 7 3/4% senior subordinated notes, matures in January 2014.

OUTLOOK

          In light of the current economic and retail environment, the Company believes it is necessary to revise its prior guidance. The Company currently expects net sales to decrease by 1% to 3% for the second half of its fiscal year ending June 30, 2009, or to increase by 1.5% to 3.5% excluding the unfavorable impact of foreign currency, as compared to the second half of the prior fiscal year, and for earnings per diluted share to be in the range of $0.01 to $0.13. This guidance assumes current retailer replenishment behavior and consumer and retailer trends globally, but also incorporates the anticipated contribution from the continued roll-out of the Liz Claiborne fragrances and the second half global launch of the new Elizabeth Arden fragrance, Pretty, and the comparatively weak third and fourth fiscal quarter performance in the prior year.

          For the full fiscal year ending June 30, 2009, the Company expects net sales to decline by 4% to 5%, or to decline by 1% to 2% excluding an expected unfavorable impact from foreign currency, as compared to the prior year period, and for earnings per diluted share are expected to be in the range of $0.71 to $0.84, or $0.94 to $1.07 excluding an expected unfavorable impact from foreign currency of $0.23 per diluted share. This compares to prior guidance of $1.50 to $1.75 per diluted share excluding an unfavorable impact from foreign currency of $0.08 per diluted share.

          The guidance assumes December 2008 foreign currency rates and excludes expenses related to the Liz Claiborne license agreement and the Company's Global Efficiency Re-engineering project. These expenses were approximately $5.9 million for the second fiscal quarter. The Company believes that net sales and earnings guidance excluding the impact of foreign currency and expenses associated with the Liz Claiborne license agreement and the Company's Global Efficiency Re-engineering project, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will release its second quarter results on February 5, 2009 and will host a conference call on February 5, 2009 at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until March 6, 2009.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 90 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, Danielle Steel, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales and earnings, and the costs, savings and benefits we expect in connection with our re-engineering project and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as the current economic downturn;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;

*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, such as the Liz Claiborne fragrance brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*	the success of, and costs associated with, our re-engineering project and related restructuring plan; and
*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2008.

# # #